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                                                FILED PURSUANT TO RULE 424(b)(3)
                                                REGISTRATION NO. 333-83469

PROSPECTUS SUPPLEMENT
DATED OCTOBER 5, 1999
TO PROSPECTUS DATED SEPTEMBER 1, 1999


                       OXBORO MEDICAL INTERNATIONAL, INC.


         Effective September 30, 1999, Oxboro Medical International, Inc. (the "Company") has exercised its right to extend the rights offering described in its Prospectus dated September 1, 1999 (the "Prospectus") relating to the offering of up to 890,824 shares of the Company's Common Stock, par value $.01 per share, and up to 445,412 Warrants to purchase additional shares of Common Stock of the Company (the "Warrants"). The Company has prepared this Prospectus Supplement to update those sections of the Prospectus relating to the termination date of the initial offering period and the Oversubscription Privilege. This Prospectus Supplement should be read in connection with the Prospectus. Defined terms used in this Prospectus Supplement but not otherwise defined have the meanings set forth in the Prospectus. The information contained in this Prospectus Supplement supplements and is a part of the cover page and the sections entitled "Summary - Rights Offering," "- Rights Offering - Basic Subscription Privilege" and "- Rights Offering - Expiration Date" of the Prospectus.

         As a result of the extension of the rights offering period, the Prospectus is hereby amended and supplemented as follows:

         1. The eighth paragraph of the cover page of the Prospectus is amended by deleting the first sentence in its entirety and replacing it with the following:

                  "The initial offering of these purchase rights will begin on September 1, 1999 and terminate at midnight, central time, on October 29, 1999. The Oversubscription Privilege for this rights offering will begin on November 1, 1999 and terminate at midnight, central time, on November 30, 1999."

         2. The second sentence of paragraph 5, which begins the section entitled "Rights Offering," in the Summary section on page 4 of the Prospectus, is amended by deleting the second sentence in its entirety and replacing it with the following:

                  "The offering period began on September 1, 1999 and will continue until midnight, central time, on October 29, 1999 with respect to the initial offering period, and at midnight, central time, on November 30, 1999 with respect to the Oversubscription Privilege, unless extended by us."




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         3.       The third sentence of the paragraph entitled "Basic
                  Subscription Privilege" under the subsection "Rights Offering" on page 5 in the Summary section of the Prospectus is amended by deleting the third sentence in its entirety and replacing it with the following:

                  "The warrants are expected to expire on September 30, 2000, October 29, 2000 or November 30, 2000 depending upon the date of issuance."

         4. The paragraph entitled "Expiration Date" under the subsection "Rights Offering" on page 5 in the Summary section of the Prospectus is amended by deleting the paragraph in its entirety and replacing it with the following:

                  "Beginning on September 1, 1999, shareholders may exercise their initial rights to purchase shares in this offering for a period of fifty-nine days and then may exercise their oversubscription privilege during an additional thirty-day period until 12:00 midnight, central time, on November 30, 1999, unless extended by our board of directors. After the expiration of this rights offering, the rights will expire and have no value."

         5. The second paragraph of the section entitled "Where You Can Find More Information" on page 3 of the Prospectus, specifically the list of documents filed by the Company with the SEC and incorporated by reference into the Prospectus, is hereby amended by the addition of the Company's Current Report on Form 8-K, filed with the SEC on October 5, 1999 with respect to the extension of the rights offering.




         THIS PROSPECTUS SUPPLEMENT IS NOT VALID UNLESS ACCOMPANIED OR PRECEDED BY THE CURRENT PROSPECTUS OF OXBORO MEDICAL INTERNATIONAL, INC. DATED SEPTEMBER 1, 1999 AND SHOULD BE READ TOGETHER WITH THE PROSPECTUS. THIS SUPPLEMENT AND THE PROSPECTUS SHOULD BE READ AND RETAINED FOR FURTHER REFERENCE.

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           The date of this Prospectus Supplement is October 5, 1999.


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